Exhibit 99.1

NB&T Financial Reports Earnings for 2010

January 18, 2011

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (“NB&T”), Wilmington, Ohio, announced higher net income for 2010 of $8.8 million, or $2.58 per share, compared to net income of $4.0 million, or $1.28 per share, for 2009. This increase is primarily attributable to the acquisitions of Community National Bank (“CNB”) in December 2009 and American National Bank (“ANB”) in March 2010. The increase in net income over last year is primarily due to the bargain purchase pre-tax gain of approximately $7.6 million in the Federal Deposit Insurance Corporation (“FDIC”) assisted acquisition of certain of the assets and liabilities of ANB, as well as a $5.8 million increase in net interest income largely offset by a $4.0 million increase in non-interest expenses, and a $3.5 million increase in income taxes. In addition, NBTF realized a pre-tax gain of $1.4 million on the sale of its insurance agency subsidiary in January 2010.

Net income for the fourth quarter of 2010 was $718,000, or $.20 per share, compared to $1.6 million, or $.49 per share, for the fourth quarter of 2009. NB&T took advantage of excess liquidity to prepay a $12.5 million Federal Home Loan Bank (“FHLB”) advance with a relatively high interest rate, although such prepayment resulted in a prepayment penalty of approximately $416,000 in December 2010. NB&T also recognized compensation expense of $213,000 related to the early allocation of the remaining shares in NBTF’s employee stock ownership plan in December 2010. In addition, a bargain purchase gain of $1.8 million from the CNB acquisition was recognized in the fourth quarter of 2009.

Net interest income was $24.3 million for 2010, compared to $18.4 million for 2009. Net interest margin increased to 3.83% for 2010, compared to 3.70% for last year. The net interest margin increased primarily due to two factors. First, average loans outstanding for 2010, which had an average rate of 6.25%, increased $87.4 million, largely a result of the CNB and ANB acquisitions. Second, the average cost of interest-bearing liabilities declined from 1.79% in 2009 to 1.40% in 2010 on increased average deposits of $134.1 million. Due to increased liquidity, NB&T was able to lower rates on non-transaction accounts over the last year. Net interest income was $6.0 million for the fourth quarter of 2010, compared to $4.6 million for the same quarter in 2009. Average earning assets for the fourth quarter of 2010 were $704.9 million, compared to $564.9 million for the fourth quarter of 2009. Net interest margin increased from 3.53% for the fourth quarter of 2009 to 3.69% for the fourth quarter of 2010.

Commenting on these results, President & CEO John Limbert said, “In these turbulent times, 2010 turned out to be one of our best years ever. It was the result of a lot of hard work and taking advantage of opportunities presented. Though we experienced a lot of success, we can still improve. Our non-performing loans increased approximately $4.1 million for the year on a total loan portfolio of $415.0 million. Although $41.7 million of the loans acquired from ANB is subject to FDIC loss sharing, minimizing losses on problem loans continues to be a priority of NB&T.”

The provision for loan losses for 2010 was $1,610,000, compared to $1,550,000 last year. For the year, net charge-offs were $1.7 million, or .40% of average total loans, in 2010, compared to $1.2 million, or .39% of average total loans, in 2009. For the fourth quarter of 2010, the provision for loan losses was $425,000, compared to $900,000 for the same quarter last year. For the quarter, net charge-offs were $645,000, compared to $132,000 for the same quarter last year. Non-performing loans increased approximately $4.1 million during 2010 to $11.0 million.

Total non-interest income was $16.4 million for 2010, compared to $9.9 million for 2009. The increase in non-interest income for the year is largely due to the bargain purchase gains of $7.6 million from the ANB acquisition and the $1.4 million pre-tax gain on the sale of NB&T’s insurance agency subsidiary discussed earlier. Total non-interest income for the fourth quarter of 2010 was $1.9 million, compared to $3.7 million for the fourth quarter of 2009. The decline in non-interest income for the quarter is the result of the $1.8 million bargain purchase gain recognized on the CNB acquisition in December 2009 and lost commission income from the sale of NB&T’s insurance agency subsidiary in January 2010, partially offset by increased service charges and debit card interchange income from the deposit accounts acquired in December 2009 and March 2010.

Total non-interest expense was $26.5 million for 2010, compared to $22.5 million for 2009, with the increase primarily due to the recent acquisitions. Personnel and occupancy costs have increased with the addition of the six branches. Data processing expense is up due to the system conversions and the number of accounts processed. FDIC insurance expense and professional fees have increased with additional deposits and acquisition-related services, respectively. Finally, NB&T also accrued a bonus provision for 2010, compared to no bonus provision in 2009. Total non-interest expense was $6.5 million for the fourth quarter of 2010, compared to $6.0 million for the fourth quarter of 2009. The increase is largely a result of the prepayment penalty on the early payoff of the FHLB debt and the early allocation of the remaining shares in NBTF’s employee stock ownership plan discussed earlier.

On December 14, 2010 the Board of Directors declared a dividend of $0.30 per share, payable January 24, 2011 to shareholders of record on December 31, 2010. This dividend represents a 3.4% increase over the $0.29 per share dividend declared in each of the previous eleven quarters.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Twelve Months Ending
	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009	12/31/2010	12/31/2009
Statements of Income
Interest income	$7,731	$8,069	$8,350	$7,463	$6,417	$31,613	$25,916
Interest expense	1,737	1,871	1,879	1,846	1,801	7,333	7,475

Net interest income	5,994	6,198	6,471	5,617	4,616	24,280	18,441
Provision for loan losses	425	225	525	435	900	1,610	1,550
Other non-interest income	1,892	1,888	2,018	3,077	1,997	8,875	8,224
Gain on bargain purchase	—	—	—	7,572	1,807	7,572	1,807
Other-than-temporary impairment charge	—	—	—	(50)	(150)	(50)	(150)
Net gains/(losses) on sales of securities	—	—	—	—	—	—	43

Total non-interest income	1,892	1,888	2,018	10,599	3,654	16,397	9,924
Total non-interest expenses	6,502	6,194	6,265	7,496	6,003	26,458	22,481

Income before income taxes	959	1,667	1,699	8,285	1,367	12,609	4,334
Income taxes	241	450	429	2,680	(210)	3,800	297

Net income	$718	$1,217	$1,270	$5,605	$1,577	$8,809	$4,037

Per Share Data
Basic earnings per share	$0.20	$0.36	$0.37	$1.65	$0.49	$2.58	$1.28
Diluted earnings per share	0.20	0.36	0.37	1.65	0.49	2.58	1.28
Dividends per share	0.30	0.29	0.29	0.29	0.29	1.17	1.16
Book value at quarter end	20.74	20.91	20.73	20.49	18.91	20.74	18.91
Average basic shares outstanding	3,412	3,399	3,396	3,394	3,154	3,411	3,154
Average diluted shares outstanding	3,430	3,400	3,397	3,394	3,154	3,414	3,154

Balance Sheet Items (Quarter End)
Total assets	$690,574	$691,199	$696,400	$717,222	$649,340	$690,574	$649,340
Securities	133,855	146,060	146,979	152,537	142,425	133,855	142,425
Loans, including loans held for sale	414,978	427,274	434,380	432,371	395,822	414,978	395,822
Allowance for loan losses	3,714	3,935	3,842	3,644	3,775	3,714	3,775
Deposits	584,373	571,723	576,081	597,804	541,422	584,373	541,422
Borrowings	28,089	40,260	40,188	40,316	40,216	28,089	40,216
Total shareholders’ equity	71,019	71,301	70,699	69,877	64,485	71,019	64,485

Assets Under Management
Total assets	$690,574	$691,199	$696,400	$717,222	$649,340	$690,574	$649,340
Cash management sweep accounts	37,338	46,765	43,737	47,556	42,605	37,338	42,605
Market value of trust assets	172,162	164,628	154,506	158,088	163,678	172,162	163,678

Total assets under management	$900,074	$902,592	$894,643	$922,866	$855,623	$900,074	$855,623

Selected Financial Ratios
Return on average assets (annualized)	0.40%	0.69%	0.72%	3.43%	1.11%	1.27%	0.74%
Return on average equity (annualized)	3.97	6.79	7.24	34.77	10.34	12.65	6.76
Dividend payout ratio	150.00	80.56	78.38	17.58	59.18	45.35	90.63
Net interest margin	3.69	3.84	4.00	3.75	3.53	3.83	3.70
Non-interest expense to total revenue	82.45	76.60	73.80	46.23	72.59	65.04	79.26
Average loans to average total assets	59.52	61.82	61.54	59.31	59.79	60.53	60.83

Asset Quality
Nonaccrual loans	$9,490	$8,847	$7,587	$6,471	$6,857	$9,490	$6,857
Accruing and 90 or more days past due	1,037	—	1	292	19	1,037	19
Restructured loans	457	—	—	—	—	457	—

Total nonperforming loans	$10,984	$8,847	$7,588	$6,763	$6,876	$10,984	$6,876

Other real estate owned	4,254	3,995	3,894	4,137	3,455	4,254	3,455
Net charge-offs	645	132	326	567	132	1,671	1,185

Non-performing loans to total loans	2.65%	2.07%	1.75%	1.56%	1.74%	2.65%	1.74%
Loan loss allowance to total loans	0.89	0.92	0.88	0.84	0.95	0.89	0.95
Loan loss allowance to non-performing loans	33.81	44.48	50.63	53.88	54.90	33.81	54.90
Loans 30+ days past due to total loans	0.87	0.70	0.81	0.73	0.65	0.87	0.65
Net charge-offs to average loans	0.61	0.12	0.58	0.58	0.16	0.40	0.39

Capital
Average equity to average total assets	10.18%	10.16%	9.98%	9.86%	10.71%	10.04%	10.93%
Tier 1 leverage ratio**	10.65	10.68	10.55	11.13	12.15	10.65	12.15
Total risk-based capital ratio**	18.17	18.10	17.95	17.50	16.87	18.17	16.87

**	Estimated for current quarter end